Exhibit 10.2
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
STONE OAK PRIME, L.P.
     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made and entered into as of the 27th day of April, 2005, by and between SO Prime, LLC, a Texas limited liability company as general partner (the “General Partner”), and CALL NOW, INC., Nevada corporation, BRYAN P. BROWN, an individual resident of the State of Texas, CHRISTOPHER J. HALL, an individual resident of the State of Florida, MARILYN Z. HALL, an individual resident of the State of New York, STEPHEN W. HALL and NANCY Z. HALL, as tenants by the entirety, individual residents of the State of Florida and THOMAS R. JOHNSON, an individual resident of the State of Texas, as limited partners (each, singly, a “Limited Partner” and collectively, the “Limited Partners”).
RECITALS
     A. General Partner and Limited Partners are parties to a certain Limited Partnership Agreement of Stone Oak Prime, L.P., dated the 17th day of February, 2005 (the “Original Partnership Agreement”).
     B. General Partner and Limited Partners have agreed that the Original Agreement must be modified to reflect the current understandings among General Partner and Limited Partners.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms used in the Agreement shall have the meanings specified below:
     1.1 “Act” means the Texas Revised Limited Partnership Act, as amended from time to time.
     1.2 “Agreement” means this Limited Partnership Agreement of Stone Oak Prime, L.P., as it may be amended from time to time.
     1.3 “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
     1.4 “Assignee” means a person who has acquired a Partner’s Interest in whole or in part and has not become a Substitute Partner.
     1.5 “Capital Contribution” means the total amount of money and the fair market value of all property contributed to the Partnership by the contributing Partners pursuant to the terms of this Agreement. Capital Contribution shall also include any amounts paid directly by a Partner to any creditor of the Partnership in respect of any guarantee or similar obligation undertaken by such Partner in connection with the Partnership’s operations. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the interest of such Partner.
     1.6 “Code” means the United States Internal Revenue Code of 1986, as amended. References to specific Code Sections or Treasury Regulations shall be deemed to refer to such Code Sections or Treasury Regulations as they may be amended from time to time or to any successor Code Sections or Treasury Regulations if the Code Section or Treasury Regulation referred is repealed.
     1.7 “General Partner” means SO Prime, LLC, a Texas limited liability company or any other General Partner admitted to the Partnership pursuant to this Agreement.

     1.8 “Interest” or “Partnership Interest” means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in the Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of the Agreement and the Act.
     1.9 “Limited Partner” or “Limited Partners” means any one or more of Bryan P. Brown, an individual resident of the State of Texas, Christopher J. Hall, an individual resident of the State of Florida, Marilyn Z. Hall, an individual resident of the State of New York, Stephen W. Hall and Nancy Z. Hall, as tenants by the entirety, individual residents of the State of Florida, Thomas R. Johnson, an individual resident of the State of Texas and any other Person or Persons admitted as a Limited Partner to the Partnership pursuant to this Agreement.
     1.10 “Net Cash Flow” means all cash receipts of the Partnership, excluding cash available upon liquidation of the Partnership, in excess of amounts reasonably required for payment of operating expenses, repayment of current liabilities, repayment of such amounts of the Partnership indebtedness as General Partner shall determine necessary or advisable, and the establishment of and additions to such cash reserves as General Partner shall deem necessary or advisable, including, but not limited to reserves for capital expenditures, replacements, contingent or unforeseen liabilities or other obligations of the Partnership.
     1.11 “Net Income” or “Net Loss” means taxable income or loss (including items requiring separate computation under Section 702 of the Code) of the Partnership as determined using the method of accounting chosen by General Partner and used by the Partnership for federal income tax purposes.
     1.12 “Partner(s)” means General Partner and/or the Limited Partners.
     1.13 “Partnership” means Stone Oak Prime, L.P.
     1.14 “Partnership Property” means all the real and personal property owned by the Partnership from time to time.
     1.15 “Percentage Interest” means the percentage interest of each Partner as set forth on Appendix A.
     1.16 “Person” means any individual, sole proprietorship, limited partnership, joint venture, unincorporated organization, institution, partnership, corporation, association, trust, limited liability company or other legal entity.
     1.17 “Substitute Partner” means an Assignee who has been admitted to all of the rights of a Partner pursuant to Section 14.3 below.
     1.18 “SODL Interest” means that portion of the Partnership Property consisting of a limited partnership interest in Estates at Canyon Ridge, Ltd., a Texas limited partnership.
ARTICLE 2
FORMATION
     The Partners hereby agree to form and to operate the Partnership under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Partners shall be governed by the Act.
     2.1 Defects as to Formalities. A failure to observe any formalities or requirements of this Agreement, the Certificate of Limited Partnership for the Partnership or the Act shall not be grounds for imposing personal liability on Limited Partner for liabilities of the Partnership.
     2.2 Rights of Creditors and Third Parties. This Agreement is entered into among Partners for the exclusive benefit of the Partnership, its Partners and their successors and assigns. The Agreement is expressly not intended for the benefit of any creditor of the Partnership or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement or any agreement between the Partnership and any Partner with respect to any contribution or otherwise.
     2.3 Title to Property. All the Partnership Property shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such Property in Partner’s individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all the Partnership Property in the name of the Partnership and not in the name or names of any Partner or Partners.
     2.4 Payments of Individual Obligations. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner unless otherwise provided for herein.
ARTICLE 3
NAME
     The name of the Partnership shall be Stone Oak Prime, L.P. General Partner may from time to time change the name of the Partnership or adopt such trade or fictitious names as it may determine to be appropriate.
ARTICLE 4
OFFICE; AGENT FOR SERVICE OF PROCESS
     The principal office of the Partnership shall be c/o Call Now, Inc., 1 Retama Parkway, Selma, Texas, 78154. The Partnership may maintain such other offices at such other places as General Partner may determine to be appropriate. The agent for service of process for the Partnership shall be the registered agent set forth in the Certificate of Limited Partnership, as it may be amended from time to time.
ARTICLE 5
PURPOSES
     The sole purpose and general character of the business of the Partnership is to acquire and own the SODL Interest and to hold for investment, exchange, sell and dispose of the SODL Interest. In addition, the Partnership may engage in any other business and shall have such other purposes as may be necessary, incidental or convenient to carry on the Partnership’s primary purpose as determined by General Partner.
ARTICLE 6
TERM
     The term of the Partnership shall commence on the date of the filing of the Certificate of Limited Partnership for the Partnership in the office of the Texas Secretary of State, and the term of the Partnership shall be perpetual, unless sooner dissolved, wound up and terminated in accordance with the provisions of this Agreement and the Act.
ARTICLE 7
PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTIONS
     7.1 Capital Contributions; Percentage Interests. The Partners shall make Capital Contributions in the Partnership, if any, in the amounts set forth on Appendix A, to be made on or before the Partnership’s acquisition of the SODL Interest. The Partners agree that the amounts of Capital Contributions set forth on Appendix A are estimates as of the date of this Agreement and that additional funds may be required as the Partners may determine.
     7.2 No Interest on Capital. No Partner shall be entitled to receive interest on such Partner’s Capital Contributions or such Partner’s capital account.
     7.3 No Withdrawal of Capital. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw or demand a return of any or all of such Partner’s Capital Contribution. It is the intent of the Partners that no distribution (or any part of any distribution) made to any Partner pursuant to Article 10 hereof shall be deemed a return or withdrawal of Capital Contributions, even if such distribution represents (in full or in part) a distribution of revenue offset by depreciation or any other non-cash item accounted for as an expense, loss or deduction from, or offset to, the Partnership’s income, and that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner, including General Partner.

     7.4 Additional Capital. If, subsequent to the Capital Contributions contemplated by Section 7.1 hereof, the Partners determine, pursuant to Section 10.5 hereof, that the Partnership’s capital is insufficient to meet the reasonable needs of its business, General Partner may request additional capital contributions from all Partners. Such additional capital contributions shall constitute a part of the Capital Contributions and the Partners agree that they shall make such additional Capital Contributions; provided however, that if any Partner refuses or fails to make such a required contribution of additional capital, General Partner and any other Partner(s) may lend any necessary additional sums to the Partnership. Any such loans to the Partnership shall bear a reasonable rate of interest, as determined by General Partner. Any additional Capital Contributions shall be made in pursuant to the percentages shown in the Capital Call Percentage column shown on Appendix A; provided however, that, at all times during the term of this Agreement, the Partners shall have the Percentage Interests set forth opposite their names on Appendix A. The provisions of this Section 7.4 are not for the benefit of any creditors of the Partnership and no such creditors may obtain any right under this provision to make any claim with respect to the capital of or to contributions by any Partner.
ARTICLE 8
DISTRIBUTIONS; ALLOCATIONS
     8.1 Distributions. Net Cash Flow shall be distributed to the Partners not less often than annually, as follows:
     (a) first, to the Partners in repayment of any loans owing them; provided, however, if the amount of Net Cash Flow being distributed at any given time is not sufficient to repay all such loans to the Partners then entitled to receive distributions in respect of loans, then the amount available shall be distributed among them pro rata, the amount to be distributed to any such Partner being in the proportion which the loans owing to such Partner bears to the loans owing to all Partners then entitled to receive distributions in respect of the loans; and
     (b) next, to the Partners until each Partner has received a return of his or its Capital Contribution plus a ten percent (10%) per annum cumulative return compounded monthly; and
     (c) next, to the Partners in accordance with the respective Percentage Interest of each Partner.
     8.2 Allocation of Taxable Income. All allocations of any item of income, profit, gain, loss, deduction or credit shall be made to the Partners in accordance with their respective Partnership Interests. It is intended that all allocations of any item of income, profit, gain, loss, deduction or credit shall meet the requirements of Section 704 of the Code, and the regulations thereunder, and such item shall be allocated in a manner which meets such requirements, all as determined by General Partner in consultation with the Partnership; provided however that in no event shall the tax allocations change the economic distributions set forth in Section 8.1 above.
ARTICLE 9
PARTNERSHIP EXPENSES
     The Partnership shall pay, and General Partner shall be reimbursed for, all reasonable costs and expenses of the Partnership.
ARTICLE 10
POWERS, RIGHTS AND OBLIGATIONS OF GENERAL PARTNER
     10.1 General Authority and Powers of General Partner. General Partner shall have the right and obligation to manage the Partnership business subject to Section 10.5 below. In its capacity as General Partner, General Partner may act on the Partnership’s behalf and execute documents, agreements, contracts and other undertakings on behalf of, and in the name of, the Partnership. General Partner is authorized to bind the Partnership, and the signature of General Partner is sufficient to bind the Partnership, including with respect to the transfer of the real or personal property of the Partnership and the borrowing of funds by or on behalf of the Partnership. Parties dealing with the Partnership shall be entitled to rely upon the authority of General Partner to execute such documents on behalf of the Partnership.
     10.2 Time Devoted to the Partnership; Other Ventures. General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership’s business reasonably requires. Any Partner may engage in business ventures and activities of any nature and description independently or with others, provided such other business ventures are not in direct competition with the business of the Partnership; provided however, no Partner shall have any obligation to disclose business opportunities available to such Partner, and neither the Partnership nor any other Partner shall have any rights in and to such independent ventures and activities or the income or profits derived therefrom by reason of their acquisition of interests in the Partnership. This Section 10.2 is intended to modify any provisions or obligations of the Act to the contrary and each of the Partners and the Partnership hereby waives and releases any claims they may have under the Act with respect to any such activities or ventures of any Partner.
     10.3 Liability of General Partner to Partners and the Partnership. In carrying out its duties and exercising the powers hereunder, General Partner shall exercise reasonable skill, care and business judgment. General Partner shall not be liable to the Partnership or the Partner for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement as General Partner unless such act or omission constitutes gross negligence or willful misconduct by General Partner.
     10.4 Indemnification. the Partnership shall indemnify and hold harmless General Partner, the Limited Partner and their respective Affiliates from any loss or damage, including attorneys’ fees actually and reasonably incurred by it, by reason of any act or omission performed or omitted by it on behalf of the Partnership or in furtherance of the Partnership’s interests; however, such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Partners. The foregoing indemnity shall extend to acts or omissions performed or omitted by General Partner in good faith and in the belief that the acts or omissions were in the Partnership’s interest or not opposed to the best interests of the Partnership, unless such act or omission constitutes gross negligence or willful misconduct by General Partner. The foregoing indemnification is subordinate in all respects to any loan made to the Partnership by any Person other than a Partner.
     10.5 Approvals Required of a Majority in Percentage Interests. The matters described below shall be subject to the prior approval of a majority of the Percentage Interests. To the extent such approval is required, General Partner shall give the Limited Partner written notice thereof. Approvals shall be deemed given if a majority of the Percentage Interests has not objected, in writing, within five (5) business days after the effective date of the notice pursuant to Section 16.4 hereof.
     (a) Any amendment of this Agreement or the Certificate of Limited Partnership of the Partnership and any merger or consolidation of the Partnership with any other entity (except as otherwise expressly provided herein);
     (b) The issuance of additional Interests in the Partnership;
     (c) Any transaction or other dealings between the Partnership and any Partner, or any Affiliate of any Partner (provided that all such transactions or other dealings shall be conducted on an arm’s length basis), other than transactions expressly contemplated by this Agreement.
     (d) The sale, transfer or other disposition of the SODL Interest, or any portion thereof;
     (e) The sale or transfer of all or substantially all of the assets of the Partnership;
     (f) The financing of any Partnership business or pledge of any Partnership Property;
     (g) Any financing, refinancing, amendment, extension or restatement of or other modification to any indebtedness of the Partnership;
     (h) The tax policy or policies of the Partnership and all tax returns of the Partnership and selection of a tax accountant for the Partnership;
     (i) An action or decision of the Partnership not in the ordinary course of the Partnership’s business;
     (j) The making of any loan from the Partnership;

     (k) Any determination that any additional Capital Contributions pursuant to Section 7.4 are necessary; or
     (l) Any reimbursement by the Partnership of any out-of-pocket or other expenses of any Partner.
ARTICLE 11
SPECIAL CONDITIONS REGARDING LIMITED PARTNERS
     11.1 No Participation in Management. No Limited Partner shall take part in the conduct or control of the Partnership’s business or the management of the Partnership, or have any right or authority to act for or on the behalf of, or otherwise bind, the Partnership (except a Limited Partner who may also be a General Partner and then only in such Partner’s capacity as a General Partner within the scope of such Partner’s authority hereunder).
     11.2 Limitation of Liability. No Limited Partner shall have, solely by virtue of such Limited Partner’s status as a Limited Partner in the Partnership, any personal liability whatever, whether to the Partnership, to any Partner or to the creditors of the Partnership, for the debts or obligations of the Partnership or any of its losses beyond the amount committed by such Limited Partner to the capital of the Partnership, except as otherwise required by the Act. Nothing herein shall be deemed to limit the liability of a Limited Partner to a third party arising out of a separate agreement between such Limited Partner and a third party, such as a guaranty of a loan obtained by the Partnership.
     11.3 Death or Incapacity of Limited Partner. The death, incompetence, withdrawal, expulsion, bankruptcy or dissolution of a Limited Partner, or the occurrence of any other event that may terminate the continued Partnership Interest of a Limited Partner in the Partnership, shall not cause a dissolution of the Partnership.
     11.4 Recourse of Partners. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner’s Capital Contribution thereto and share of Net Income and Net Loss thereof and shall have no recourse therefor, upon dissolution or otherwise, against any General Partner or any other Partner.
     11.5 No Right to Property. No Partner, regardless of the nature of such Partner’s contributions to the capital of the Partnership, shall have any right to demand or receive any distribution from the Partnership in any form other than cash, upon dissolution or otherwise.
ARTICLE 12
BOOKS AND RECORDS, ACCOUNTING, REPORTS AND STATEMENTS AND TAX MATTERS;
BANKING
     12.1 Books and Records. General Partner shall, at the expense of the Partnership, keep and maintain, or cause to be kept and maintained, the books and records of the Partnership on the same method of accounting as utilized for federal income tax purposes.
     12.2 Annual Accounting Period. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period which shall end on the date of termination of the Partnership. All references herein to the “fiscal year of the Partnership” are to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.
     12.3 Banking. All Partnership funds will be deposited in its name in such accounts as General Partner shall designate. General Partner may authorize other persons to draw checks on Partnership bank accounts, but such authority must be in writing and one (1) or more of the Partner may require that such persons be bonded. Each bank in which a Partnership account is maintained is relieved of any responsibility to inquire into the Partners’ authority to deal with such funds, and absolved of all liability with respect to withdrawals from such Partnership accounts by any person duly authorized by General Partner.

ARTICLE 13
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS; WITHDRAWAL AND ADMISSION OF
LIMITED PARTNERS
     13.1 General Prohibition. No Limited Partner may voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of, or mortgage, pledge, hypothecate, or otherwise encumber, or permit or suffer any encumbrance of, all or any part of such Limited Partner’s interest in the Partnership, without the consent of General Partner, which consent shall not be unreasonably withheld, conditioned or delayed. Any other purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever. Transfers by any Limited Partner shall be subject to any restrictions contained in any loan until such loan has been fully repaid.
     13.2 Withdrawal of Limited Partner. Limited Partner shall have no power to withdraw voluntarily from the Partnership, except that a Limited Partner may withdraw upon written approval of General Partner, , which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall include the terms for redemption by the Partnership of the Interest of such Partner.
     13.3 Admission of Transferees as Limited Partner. No transferee of a Limited Partner shall be admitted as a Limited Partner without the consent of General Partner, , which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 14
WITHDRAWAL, TRANSFERS AND ADMISSION OF GENERAL PARTNER
     14.1 Withdrawal of General Partner. General Partner shall only be entitled to withdraw or transfer its General Partner interest upon written approval of Limited Partner, which approval shall not be unreasonably withheld, conditioned or delayed.
     14.2 Death or Incapacity of General Partner. The death, incompetence, withdrawal, expulsion, bankruptcy or dissolution of General Partner, or the occurrence of any other event which terminates the continued interest of General Partner in the Partnership, shall cause a dissolution of the Partnership, unless the Partnership is continued in accordance with Section 15.1(c).
     14.3 Transfer by a General Partner; Admission of Additional or Successor General Partners. General Partner shall not sell, assign, or otherwise transfer all or any portion of its interest in the Partnership to any Person without the written consent of Limited Partner, which consent shall not be unreasonably withheld, conditioned or delayed. Transfers by General Partner shall be subject to any restrictions contained in any loan until such loan has been fully repaid.
ARTICLE 15
DISSOLUTION, WINDING UP AND TERMINATION
     15.1 Events Causing Dissolution. the Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events:
     (a) Entry of a decree of administrative or judicial dissolution pursuant to the Act;
     (b) The sale or other disposition of all or substantially all of the assets of the Partnership;
     (c) The death, incompetence, withdrawal, expulsion, bankruptcy, resignation, or dissolution of General Partner unless at the time of the occurrence of any of such event there are at least two other Partners, and within 90 days of such occurrence, remaining Partners owning at least a majority of the Percentage Interests in the Partnership consent to the continuation of the Partnership and the appointment of a new general partner, in which case the business of the Partnership shall be carried on by the remaining Partners; or
     (d) The vote of General Partner and Limited Partners.

     15.2 Winding Up. Upon dissolution of the Partnership for any reason, General Partner shall commence to wind up the affairs of the Partnership and to liquidate its assets. In the event the Partnership has terminated because the Partnership lacks a General Partner, then the Limited Partner shall appoint a new general partner solely for the purpose of winding up the affairs of the Partnership. General Partner shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Partnership property pursuant to such liquidation. Pending such sales, General Partner shall have the right to continue to operate or otherwise deal with the assets of the Partnership. A reasonable time shall be allowed for the orderly winding up of the business of the Partnership and the liquidation of its assets and the discharge of its liabilities to creditors so as to enable General Partner to minimize the normal losses attendant upon a liquidation, having due regard to the activity and condition of the relevant markets for the Partnership properties and general financial and economic conditions. Any Partner may be a purchaser of any properties of the Partnership upon liquidation of the Partnership’s assets, including, without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision; provided, however, that the purchase price and terms of sale are fair and reasonable to the Partnership.
     15.3 Allocation of Net Income and Net Loss Upon Termination or Sale. All Net Income and Net Loss upon dissolution of the Partnership or from sale, conversion, disposition or taking of all or substantially all of the Partnership’s property (respectively, “Gain on Sale” or “Loss on Sale”) shall be allocated to Partners in proportion to their Percentage Interests in accordance with Section 8 hereof.
     15.4 Distributions. Prior to making distributions in dissolution to Partners, General Partner shall first pay or make provision for all debts and liabilities of the Partnership, and any loans to Partners, including loans made by a Partner to the Partnership, and their Affiliates (any amounts remaining owed by the Partnership on such loans shall be repaid), and all expenses of liquidation. Subject to the right of General Partner to set up such cash reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of liquidation and any other funds of the Partnership shall be distributed to Partners in proportion to their Percentage Interests in accordance with Section 8 hereof.
     15.5 Certificate of Cancellation; Report; Termination. Upon the dissolution and completion of winding up of the Partnership, General Partner shall execute and file a Certificate of Cancellation or other certificate evidencing termination for the Partnership. Within a reasonable time following the completion of the liquidation of the Partnership’s assets, General Partner shall prepare and furnish to each Partner, at the expense of the Partnership, a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and the amount of each Partner’s distribution of all the Partnership funds, the Partnership shall terminate and General Partner shall have the authority to execute and file all documents required to effectuate the termination of the Partnership.
ARTICLE 16
MISCELLANEOUS
     16.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understandings among them, oral or written, all of which are hereby cancelled. This Agreement may not be modified or amended other than pursuant to Article 16 hereof.
     16.2 Captions; Pronouns. The paragraph and section titles or captions contained in this Agreement are inserted only as a matter of convenience or reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
     16.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.
     16.4 Notices. Any notice or other communication required or desired to be given hereunder shall be deemed given, effective and received on the earliest to occur of (a) the date of personal delivery; (b) ten (10) days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested; or (c) one (1) business day after deposit with a national overnight courier, fees prepaid to the parties at the addresses set forth in Appendix A attached hereto and made a part hereof. Any party may change its address for notices by notice given in accordance with this Section. For the purposes of this Agreement, a business day shall be a day which is not a Saturday, a Sunday or a legal holiday of the United States of America.
     16.5 Consents. Unless otherwise specifically provided elsewhere in this Agreement, any consent or approval to be given by any Partner hereunder shall not be unreasonably withheld, conditioned or delayed.
     16.6 Confidentiality. It is understood and agreed that all of the terms and provisions of this Agreement are confidential and shall not be disclosed to any Person except: (a) pursuant to any valid order of a court of competent jurisdiction obtained by any party other than a Partner; or (b) as may be necessary in any litigation seeking enforcement of or damages for breach of this Agreement. In the event disclosure is compelled as specified herein, the disclosing party shall provide at least ten (10) days’ prior written notice to the other party, prior to the disclosure, of the identity of the third party to which disclosure is to be made.
     16.7 Amended and Restated Agreement. The parties agree that this Amended and Restated Limited Partnership Agreement amends, restates and replaces, in its entirety, the Original Agreement.
[Signatures on the following page.]
     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first herein above written.

GENERAL PARTNER	LIMITED PARTNERS:

SO PRIME, LLC	CALL NOW, INC.

By: /s/ Thomas R. Johnson	By: /s/ Thomas R. Johnson

Its Manager	Its President

/s/ Bryan P. Brown

Bryan P. Brown

/s/ Christopher J. Hall

Christopher J. Hall

/s/ Marilyn Z. Hall

Marilyn Z. Hall

/s/ Stephen W. Hall

Stephen W. Hall

/s/ Nancy Z. Hall

Nancy Z. Hall

/s/ Thomas R. Johnson

Thomas R. Johnson

APPENDIX A
TO LIMITED PARTNERSHIP AGREEMENT OF
STONE OAK PRIME, L.P.

			Capital Call
Name and Address	Capital Contribution	Percentage Interest	Percentage

GENERAL PARTNER

SO Prime, LLC	$48,450.00	1.00%	1.00%
1 Retama Parkway Selma, Texas 78154 Attention: Thomas R. Johnson

LIMITED PARTNERS
Call Now, Inc.	$2,325,600.00	40.00%	48.00%
1 Retama Parkway Selma, Texas 78154 Attention: Thomas R. Johnson
Bryan P. Brown	—	7.50%	0.00%
1 Retama Parkway Selma, Texas 78154
Christopher J. Hall	$2,014,500.13	31.57895%	41.57895%
671 NE 105th Street Miami Shores, Florida 33138
Marilyn Z. Hall	$203,999.69	4.21052%	4.21052%
12677 Platten Road Waterport, New York 14571
Stephen W. Hall and Nancy Z. Hall	$204,000.18	4.21053%	4.21053%
as tenants by the entirety 11391 Manatee Terrace Lake Worth, Florida 33467
Thomas R. Johnson	$48,450.00	11.50%	1.00%
1 Retama Parkway Selma, Texas 78154

TOTAL	$4,845,000.00	100.00%	100.00%